NOTE PAYABLE

Date: 09-22-2005

FOR VALUE RECEIVED, Signature Leisure, Inc. hereby promises to pay to the order of Edward Miers the sum of Fourteen Thousand Nine Hundred thirty five dollars (14,935.00) together with interest thereon at the rate of 8% per annum on the unpaid balance.
This Note Payable shall be paid in full on or before April 1, 2006, when it shall be due and payable on demand of any holder hereof. It may be prepaid in part or whole without penalty. All payments shall be first applied to interest and the balance to the principle.

All Parties to this Note Payable waive presentment, demand and protest and all notices thereto.

In the event of default, the undersigned agree to pay all costs of collections and all reasonable attorneys' fees.

Signed this 22nd day of September, 2005

Stephen W. Carnes

Stephen W. Carnes
President/ CEO
Signature Leisure, Inc.